Exhibit 10.15

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. [xxx] denote omissions.

AGREEMENT
UPON WITHDRAWAL BY THE WINTHROP CORPORATION FROM
WORLDSCOPE/DISCLOSURE L.L.C.

This AGREEMENT UPON WITHDRAWAL BY THE WINTHROP CORPORATION FROM WORLDSCOPE/DISCLOSURE L.L.C., dated as of June 1, 1999 (this "Agreement"), among Primark Corporation, a Michigan corporation ("Primark"), Disclosure Incorporated, a Delaware corporation ("DI"), Disclosure International Incorporated, a Delaware corporation ("DII") and The Winthrop Corporation, a Connecticut corporation ("TWC").

RECITALS

WHEREAS, DI, DII and TWC are parties to the Limited Liability Company Operating Agreement for Worldscope/ Disclosure L.L.C., dated as of October 15, 1996, as amended by Amendment No. I dated as of August 28, 1998 (the "Operating Agreement"); and

WHEREAS, DI, DII and TWC have agreed pursuant to the Purchase and Sale Agreement of even date herewith (the "Purchase and Sale Agreement") that TWC will withdraw as a member of Worldscope/Disclosure L.L.C., a Delaware limited liability company (the "Company") and will be replaced by DI or a Substitute Member; and

WHEREAS, as a condition precedent to TWC's execution of the Purchase and Sale Agreement, DI, DII, and Primark (on behalf of itself and all of its Affiliates), have agreed subject to the terms and conditions of this Agreement to permit TWC and its Affiliates access to, and use of certain Company Account Data (as defined below) and of the information resources of the Primark Companies related thereto; and

WHEREAS, TWC has agreed to continue to perform certain services for the Company.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

SECTION 1. Definitions.

"Abstracted Database Product" means an electronic database, the contents of which is primarily the compilation of financial information on more than 100 companies extracted from various sources (including, but not limited to, corporate financial reports, print and electronic news sources and information services). Such products consist of templated or fielded data retrievable data item by data item and may include all of the numeric data as reported by any company or as it is standardized in the templated Worldscope database, and footnotes of any single securities filing or annual report, extracts of full text from various sources (including, but not limited to, the Chairman's letter, accounting footnotes, business description, and the explanation of financial results). Abstracted Database Products do not include data items calculated from or based on other data items that may be included in an Abstracted Database Product, but do include data items which result from the calculations necessary to standardize data items across industries and countries.

"Affiliate" means, with reference to a specific person, a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person.

"At Cost" means all direct incremental "out of pocket" costs (excluding overhead and general and administrative costs) associated with the provision of goods or services including an appropriate share of personnel compensation costs including benefits.

"At Cost Plus" means all costs associated with the provision of goods or services, plus a profit margin of 10%. Resources of the Primark Companies utilized by TWC or its Affiliates to which Section 2.1.4 apply shall include, but not be limited to:

(a)	personnel compensation costs including benefits;
(b)	services, supplies and utilized space;
(c)	general and administrative costs;
(d)	depreciation costs;
(e)	equipment maintenance costs;
(f)	legal services costs; and
(g)	library and database costs.

"Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Delaware).

"Company Account Data" means the company financial statement data collected by Primark and its Affiliates that is derived from or combined with or evolves from the Worldscope* database in any way now or at any time during the Initial Period or the Extended Period (each, as defined below), including without limitation data such as business descriptions, footnotes and market averages, and daily closing stock prices delivered on the same day consistent with the practice for delivery to TWC immediately prior to the effective date of this Agreement. For the avoidance of doubt, Company Account Data includes, without limitation, (i) the Worldscope database, as it exists now and in the future, (ii) the Extel Database, as it exists now and in the future (iii) the U.S. company database (i.e., company account data on US companies) known to the parties as the "US Fin product," as it exists now and in the future (iv) for each of the foregoing products, all templated and/or "as reported" data, the formulations and data used to create each data element (and to create one from another), and the Dictionary of Definitions of such data elements as they exist now and in the future, and (v) any company financial statement data and databases collected or compiled by Primark or any of its Affiliates that are derived from or combined with or evolve from any of the products identified above in this definition as they exist as of the date hereof or in the future.

"Dictionary of Definitions" means for each database that is part of the Company Account Data the compilation of definitions used to construct the data elements within such database and in some cases communicated in writing to customers, licensees, licensors or distributors of such database.

"Extel Database" means the database acquired by an Affiliate of DI from Extel Financial Limited by agreement dated February 19, 1999.

"Extended Period" means the period beginning at the close of business on the last day of the Initial Period and ending on June 1, 2024.

"Initial Period" means the period beginning on the date of this Agreement and ending on June 1, 2014.

"Irish Partnership Agreement" means the First Amendment to the Amended and Restated Partnership Agreement for Worldscope/Disclosure International Partners dated as of even date herewith by and among DII, WISI and TWC.

"Primark Companies" means Primark, its Affiliates and the successors and assigns of any of the foregoing.

"Selected Companies" means those publicly listed companies in which the clients of TWC or its Affiliates have an investment that is managed by TWC or its Affiliates, the Approved Wright Investment List (the "AWIL"), and those companies which are being considered by TWC or its Affiliates for investment. For purposes of Section 2.1.4 the number of companies which are being considered by TWC or its Affiliates for investment shall not exceed 7.5% of the number of companies in which the clients of TWC or its Affiliates have an investment that is managed at that time by TWC or its Affiliates.

"Worldscope" means, as the context requires, (i) an Abstracted Database Product, containing on the date hereof, financial information on approximately 24,000 companies, or (ii) all domestic and foreign rights to the trademark and service mark represented by such mark.

"Worldscope Companies" means the Company, Worldscope/Disclosure Incorporated L.L.C, a Delaware limited liability company, and Worldscope/Disclosure International Partners, an Irish partnership, and their successors and subsidiaries.

SECTION 2.  Company Account Data

2.1                            Business Purpose. The purpose of the Primark Companies, with regard to the Company Account Data, is to produce and market high quality international, global and regional Abstracted Database Products, including Worldscope®, relating to public companies.

2.1.1 The Primark Companies will use all commercially reasonable efforts to insure that the Company Account Data products will be superior to the products of the Primark Companies' competitors, will enhance the reputation of the parties hereto, will be of at least as high quality (in terms of accuracy, timeliness and data elements collected) as those presently produced by the Worldscope Companies on the date hereof and will be based on data collected from the first available reliable source. Except as set forth in this Agreement, the Primark Companies make no representation or warranty, express or implied, with respect to the accuracy, quality, timeliness or completeness of the Company Account Data.

2.1.2 The parties hereto agree that the Company Account Data shall always include, at a minimum, the depth and breadth of reporting for each country that is included in Worldscope on the Business Day immediately preceding execution of this Agreement, and that the number of companies reported on for each such country shall not decline below the number so included on said Business Day, and specifically in the case of the United States, such number shall not decline below the number so included on such Business Day.

2.1.3 Each of the parties hereto agrees that the Abstracted Database Products of the Worldscope Companies, as produced on the date hereof, are superior to the products of its competitors.

2.1.4 In updating and expanding the Company Account Data, the Primark Companies shall give priority first to Selected Companies; and next to companies on the AWIL ("Updating Priority").

A.          During the Initial Period, the Primark Companies shall be required to give such Updating Priority at no cost to TWC or its Affiliates so long as the aggregate incremental cost of doing so incurred by the Primark Companies under this Agreement and the Irish Partnership Agreement does not exceed $50,000 per annum on an At Cost basis (the "Cost Limit"). If the annual incremental cost of such Updating Priority incurred by the Primark Companies exceeds the Cost Limit, (i) the Primark Companies shall perform at no cost to TWC or its Affiliates Updating Priority activities up to the Cost Limit and (ii) if TWC or any of its Affiliates requests, the Primark Companies will perform Updating Priority activities in excess of the Cost Limit, provided that TWC or its Affiliate, as the case may be, shall promptly reimburse to the Primark Companies on an At Cost Plus basis, any amount expended by the Primark Companies in excess of the Cost Limit.

B.          During the Extended Period, if TWC or any of its Affiliates requests, the Primark Companies shall provide Updating Priority, provided however that TWC or its Affiliate, as the case may be, shall promptly reimburse to the Primark Companies on an At Cost Plus basis, any amount expended by the Primark Companies in performing such Updating Priority activities.

SECTION 3.  Duties, Obligations and Rights of TWC

3.1           Editorial Responsibilities. During the Initial Period, TWC will be responsible for analytical and financial expertise with regard to the Company Account Data and databases, products and services related thereto, and for the definitions and accounting treatment of data elements included in the Company Account Data and databases, products and services related thereto; provided, however, that the Primark Companies may require additional data or accounting treatments be included in their sole discretion. Subject to the approval of the Primark Companies, TWC shall also have additional oversight of the Company Account Data (collectively, the "Editorial Responsibilities").

3.1.1 Notwithstanding anything to the contrary herein, if TWC, in its sole discretion, makes a good faith determination that any of the Company Account Data, or any products or services containing Company Account Data, have become materially inferior to the products and services of the Worldscope Companies' or the Primark Companies' competitors, then TWC shall provide written notice of that determination to the Primark Companies detailing the basis for that determination. In the event that the Company Account Data, or any products or services containing Company Account Data, continue to be, in TWC's sole judgment, materially inferior after six (6) months' written notice is provided to the Primark Companies, then TWC may cease performing the Editorial Responsibilities under this Section 3.1 and the Primark Companies will cease identifying any association between TWC and the Primark Companies or the Company Account Data.

3.1.2 For so long as Mr. Peter M. Donovan is overseeing the Editorial Responsibilities described in this Section 3.1 on behalf of TWC, all costs incurred by TWC in fulfilling the Editorial Responsibilities shall be reimbursed by the Primark Companies on an At Cost basis up to an annual amount equal to the salary and direct reasonable expenses of a single dedicated TWC employee (identified from time to time by TWC) not to exceed $100,000 in any calendar year, indexed annually to account for inflation.

3.2 Permitted Use of the Primark Companies' Resources and Products by TWC and its Affiliates. During the Initial Period and the Extended Period, TWC and its Affiliates shall:

(i)           have for their internal use, investment management, publications, and their web sites, royalty free use of the Company Account Data, the information resources of the Primark Companies used to collect and create the Company Account Data, including but not limited to, software and libraries, and commercial products derived in any way from the Company Account Data. Such use shall include investment management, investment advisory and any other investment related products and services including, but not limited to, all of TWC's and its Affiliates' current products and services and any such similar products or services that TWC and its Affiliates may develop in the future.

(ii)                with respect to the data provided to them under this Agreement, include on its web sites license terms and conditions as set forth on Exhibit A hereto which are designed to (a) insure the protection of proprietary rights in such data, including but not limited to, the Company Account Data, (b) except as provided in Section 3 with regard to Company Account Data, prohibit further redistribution of the data provided under this Agreement and (c) disclaim all warranties and liabilities for (1) any defects or errors in the data, including but not limited to, the Company Account Data, no matter what the cause, and (2) any result obtained by relying upon the data, including but not limited to, the Company Account Data in making any investment decision.

(iii)              continue to receive, at no cost, from the Primark Companies the same level of service they have received in the past from the Worldscope Companies, including, but not limited to, immediate notification of new information important to investment decision making (e.g. news from news suppliers, company news releases, news wire stories, company financial results) on Selected Companies and use of and immediate access to the collected data, information resources and libraries of the Primark Companies. Access to such information will be provided on at least as timely a basis as in the past. All Company Account Data will be delivered to TWC or its Affiliates simultaneously with its availability to any electronic repository of the Primark Companies from the collecting source, whether internal or external;

(iv)            be furnished with any other company account data collected or sold by Primark or its Affiliates for internal use under Section 3 of this Agreement, provided, however, that all incremental costs incident to providing such company account data shall be paid by TWC; and

(v)           receive the Company Account Data continuously and without interruption including, without limitation, during the arbitration of any dispute or controversy between TWC and any other party hereto and/or their respective Affiliates. Performance by the Primark Companies under this Agreement shall be subject to and shall be excused to the extent that it shall be rendered demonstrably impossible by any event, condition or occurrence beyond the reasonable control of the Primark Companies ("Force Majeure"). After the occurrence of Force Majeure, the Primark Companies shall (i) promptly notify TWC and (ii) shall use all reasonable commercial endeavors to remove or avoid the cause relied on with all reasonable dispatch. The Primark Companies agree that any threatened or actual interruption of the Company Account Data prior to or during the dispute resolution process would result in immediate and irreparable harm to TWC and its Affiliates such that it would be impossible to measure the damages in money. Accordingly, except under Force Majeure circumstances, if Primark or any of its Affiliates interrupts the flow of any Company Account Data, or threatens to do so, prior to the decision of the arbitrator, the Primark Companies acknowledge TWC's right to bring an action on behalf of itself and its Affiliates to prevent such interruption and Primark hereby waives for itself and all of its Affiliates, any claim or defense that TWC and its Affiliates have an adequate remedy at law and none of the Primark Companies shall urge that such a remedy at law exists. The Primark Companies agree to submit to the jurisdiction of any federal or state court in which TWC or its Affiliates brings an action based solely on this Section 3.2.

3.3             Royalty Free Use

(a)           The products and services of TWC and its Affiliates described in Sections 3.2(i), 3.3(a) and 3.3(b) are the only products and services that are royalty free to TWC and its Affiliates. During the Initial Period and Extended Period, TWC's and its Affiliates' use of Company Account Data and the information resources of the Primark Companies used to collect and create the Company Account Data, including but not limited to, software and libraries, and commercial products derived in any way from the Company Account Data, for internal use, investment management, money management, financial planning, and investment counseling shall be permitted and shall be royalty free. In addition, during the Initial Period and the Extended Period (provided TWC and its Affiliates purchase updates pursuant to Section 3.3(b) during the Extended Period), TWC's and its Affiliates' use of the Company Account Data and the resources of the Primark Companies pursuant to Section 3.2 for the production of products and services of TWC and its Affiliates existing on the date hereof (the "Existing Products"), and products and services that include the same data elements as the Existing Products and/or the data items normally used in similar products (such as the attached Value Line one page analysis) and which may be presented in a different format or delivery method, shall be royalty free. In any event, Existing Products as allowably modified pursuant to this Section 3.3(a) may include without restriction all per share Company Account Data and all Company Account Data used to calculate an item of analysis. Products and services created after the date hereof and expansions and enhancements of the Existing Products (other than expansions and enhancements that primarily involve changes in format and/or changes to, or additions of calculated items or items of analysis produced by TWC or its Affiliates, which shall be royalty free), where such products and services are primarily designed for the evaluation of investments and which usually include analyzed data or advice or a ranking or a rating or a system or score plus data elements included in Abstracted Database Products and are primarily the output of an intellectual labor process (as distinguished from the collection and reproduction of raw data or reproduction of data elements included in Abstracted Database Products) and where such intellectual labor output constitutes the primary commercial value of such products and services are specifically permitted to TWC and its Affiliates and shall be royalty free. TWC and its Affiliates shall use their commercially reasonable best efforts to ensure that those data elements included in its products and services produced under Sections 3.2(i) and 3.3(a) that are also included in Abstracted Database Products, are not used by third party users of products and services of TWC and its Affiliates to create, produce or distribute Abstracted Database Products. Notwithstanding anything to the contrary in this Agreement, except such products as may be allowed pursuant to this Section 3.3(a), under no circumstances shall Abstracted Database Products be royalty free to TWC and its Affiliates.

(b)           On June 1, 2014, the Primark Companies shall grant to TWC and its Affiliates a perpetual, non-exclusive, royalty free license, to continue to use all of the Company Account Data available to them at that time on such date, under the same terms and conditions contained in this Section 3, provided, however that on such date the Primark Companies shall no longer be obligated to provide free updates of such Company Account Data to TWC. During the Extended Period, TWC and its Affiliates shall have the right to purchase updates to such Company Account Data, under price terms at least as favorable as those available to any customer of Primark or its Affiliates, for delivery and use under the same terms and conditions as set forth in this Section 3. If there is no customer of Primark or any of its Affiliates receiving such updates, then TWC and its Affiliates shall pay the most favorable rates standard to the industry for similar products at that time.

(c)           Royalty Rates on Certain Products. If a product is not an Abstracted Database Product and also not exempt from royalties under Section 3.3(a) above, TWC and its Affiliates may continue to market such product or service and shall pay royalties as follows:

(i)           No royalties shall be paid if the revenues to TWC and its Affiliates are less than [xxx] per year per product or less than [xxx] per year for all products or services requiring royalty payments.

(ii)           If revenues to TWC and its Affiliates pursuant to Section 3.3 (c)(i) are in excess of [xxx] per year for one product or service, or [xxx] per year for all products or services, TWC and its Affiliates shall compensate the Primark Companies at the lowest royalty rate available to any customer or distributor. If no such customer or distributor exists for a similar product, then royalties shall be based on reasonable and customary industry rates.

(d)           Disputed Products. If a dispute arises between the parties hereto over whether a new product of TWC or its Affiliates is exempt from royalties, then, if necessary, the matter shall be submitted to the dispute resolution procedure in Section 5.8 and TWC and its Affiliates shall be permitted to market and produce such product or service until final resolution of such dispute, provided, however, that if such new product is found as a consequence of such dispute resolution procedure to be subject to royalties, the minimums and rates set forth in Section 3.3(c) shall apply.

(e)           Protection of Propriety Rights. Without restricting in any way TWC's rights under this Agreement, TWC will use its best efforts to protect the Primark Companies' proprietary rights in the Company Account Data and will in its products disclaim all warranties and liabilities for defects or errors in the Company Account Data, no matter what the cause.

3.4           Distributing Rights. TWC and its Affiliates shall be distributors of all products containing or derived from Company Account Data including, but not limited to, Abstracted Database Products on the most favorable terms available to any other distributor including, but not limited to, any of the Primark Companies.

3.5           Continuation of Services. Until July 1, 1999, TWC and its Affiliates shall continue to provide services, on an At Cost basis, to the Primark Companies to the same extent that such entities provided such services to the Company on the Business Day immediately prior to the date of this Agreement, except for data processing services, which shall be provided to the Primark Companies until July 1, 1999, on the same terms that TWC and its Affiliates provided such services to the Company on the Business Day immediately prior to the date of this Agreement. Such services include, but are not limited to data processing, telephone, human resources and accounting. In the event that prior to July 1, 1999 the Primark Companies choose an alternative provider, TWC will have the opportunity to continue to provide such services at rates less than or equal to those proposed by such alternative provider.

3.6           Lease of Floor Space. The Primark Companies shall cause the Company to comply with the provisions of the existing sub-lease for the space heretofore leased to Worldscope /Disclosure Partners. Such space shall consist of 7078 square feet of net rentable area (actual square footage of leased space divided by the building's core factor of .85) on the 9fll floor of the Wright International Financial Center (the "Premises"). The Premises shall be separated from the remainder of TWC's space on the 96 floor by a demising wall and locking door. The Primark Companies shall cause the Company to pay a rental fee equal to its pro rata share of the rent and additional rent due from TWC under its primary lease dated as of November 4, 1988 and any other expenses on a pro rata basis related to the Company's occupancy of the Premises. Notwithstanding the foregoing, the Company shall not be committed to lease any additional space beyond the initial expiration date of the lease which is April 30, 2000.

3.7           Identification of TWC. For so long as TWC performs the Editorial Responsibilities, all advertising, promotion and packaging of the Company Account Data or the Worldscope database (regardless of how the data included in Worldscope is identified) shall give credit to TWC or its designated Affiliate, such as "Produced in Association with Wright Investors' Service" and will include the logotype of Wright or its designated Affiliate appropriately displayed when the logotype of Primark or any of its Affiliates (for the avoidance of doubt, excluding the Worldscope brand name when used on a product without the name or logotype of Primark or any of its Affiliates) is displayed and shall be reasonably prominent in a location designed to be seen by most viewers.

3.8           Worldscope Trademark. TWC and its Affiliates are hereby granted a perpetual, non-exclusive, royalty-free right to use the Worldscope trademark in a manner consistent with current practice and for use in branding any stock market indexes developed by TWC or its Affiliates. Title to the Worldscope trademark shall revert to TWC if it falls into commercial disuse (by persons or entities other than TWC or any of its Affiliates) for 12 continuous months. The Primark Companies shall execute all documents and do all acts reasonably requested by TWC to transfer such title.

3.9           Offices in Bangalore India and Shannon Ireland. (a) Consistent with its efforts during the 12 months preceding the date of this Agreement, Primark shall cause its Affiliate, Worldscope Disclosure India Private Limited during the Initial Period to continue to use reasonable efforts to assist TWC in hiring programmers or other personnel in Bangalore and employ and provide office space and related services on an At Cost basis.

(b)           During the Initial Period, TWC's Affiliate, Wright Investor's Service International ("WISI") shall be, subject to the prior consent of the Shannon Free Airport Development Company Limited (which the Worldscope/Disclosure International Partners (or its successors) and WISI shall use reasonable efforts to obtain in a timely fashion, permitted, free of charge, (i) to designate as its office the premises of Worldscope/Disclosure International Partners (or its successors) in Shannon, Ireland, and (ii) to conduct at that location occasional meetings and similar activities not more than once each calendar quarter during the Initial Period.

3.10          Other Primark Products. TWC and its Affiliates shall receive all Primark products (other than Company Account Data and company account data all such data being subject to other provisions of this Agreement, and excluding data provided by third party vendors who refuse to permit distribution to or through TWC) for their internal use or for redistribution on standard terms and conditions, at the lowest price available to any other users for similar purposes. All incremental costs incident to such internal use or redistribution, such as hardware and telecommunications, shall be promptly reimbursed to Primark by TWC.

3.11          Contracts with Vendors. (a) Primark hereby agrees that, during the Initial Period, it and its Affiliates shall make a good faith effort to convince third party vendors to treat TWC and its Affiliates as a member of the Company, provided, however, that the Primark Companies are under no obligation to TWC if at any time any third party does not agree to treat TWC in such a manner. Third party services shall include, but not be limited to, news wires, news services, analytical services, securities pricing services and services offered by distributors of any Company Account Data. None of the parties hereto shall be considered a "third party" for purposes of this Section 3.11.

(b)           TWC shall reimburse the Primark Companies promptly for all reasonable incremental third party costs incurred by them incident to the provision of such third party data, databases or services (such as, by way of example and not by way of limitation, fees for stock prices). Any hardware or telecommunications incremental costs shall be paid by TWC. Notwithstanding this Section 3.11, TWC shall no longer be a member of the Company following the date of this Agreement. For the avoidance of doubt, under no circumstances except (i) as may be necessary to fulfill its responsibilities under Section 3.2(iii) of the Withdrawal Agreement and only to the extent of such responsibilities or (ii) upon the sale or outsourcing of any component of Company Account Data (as that term is defined in the Withdrawal Agreement) and only with respect to that component of the Company Account Data that is sold or outsourced by Primark or its Affiliates is Primark required to procure a separate subscription for TWC from third party vendors.

3.12           Distribution of TWC Market Indexes and Analyses. At the request of TWC, the Primark companies will include TWC's or its Affiliates' stock market indexes in a prominent and appropriate location (or provide a hot link to TWC's web sites in a prominent and appropriate location) on the internet site of any of the Primark Companies that carry Company Account Data. At TWC's request, the Primark Companies shall include in a prominent and appropriate location (or provide in a prominent and appropriate location a hot link to) the stock market and company analyses of TWC or its Affiliates on such Primark Companies' internet sites in ways that are reasonably expected to provide TWC and its Affiliates a prominent and appropriate presence, and a presence at least equal to other third party providers of comparable market and company analyses. In the event that TWC makes any of the foregoing requests, TWC shall be required to execute a distributor license with the Primark Companies substantially in the form attached hereto as Exhibit A(1) which contains standard representations, warranties and indemnification provisions for the benefit of the Primark Companies including, but not limited to, provisions entitling the Primark Companies to be held harmless and indemnified against any third party claims and breaches of warranty relating to the stock market indexes or company analyses of TWC and its Affiliates. All incremental costs associated with the implementation of this Section 3.12 shall be reimbursed promptly by TWC to the Primark Companies.

3.13           Scanning_ TWC Documents. At TWC's reasonable request, the Primark Companies shall scan on an At Cost basis TWC's historical collection of 25,000 to 30,000 annual reports from 1954 through 1970 except in those cases where local or national laws require a profit to be made, in which case TWC shall be charged At Cost plus the required profit.

3.14           Future Owners of the Data. All of the obligations of the Primark Companies to TWC and its Affiliates hereunder shall be binding upon any future owners or assignees of any of the Company Account Data, and the Primark Companies, before releasing any Company Account Data to any such future owner or assignee, shall cause such future owner or assignee to execute an agreement assuming all such obligations. The Primark Companies shall promptly provide to TWC a copy of any such Agreement.

3.15          Termination of Portions of Section 3. Except to the extent otherwise expressly provided in Sections 3 and 5.12, all of the duties, obligations and rights of TWC, the Primark Companies and their respective Affiliates set forth in this Section shall terminate at the end of the Initial Period.

3.16          Termination of LLC. Primark may cause the LLC to be dissolved and its assets distributed to Primark Affiliates as long as TWC's rights under this Agreement are not adversely affected.

3.17          Additional Updates. Without limiting any provision of Section 3.2, TWC and its Affiliates shall (i) receive from the Primark Companies at least the same notice and assistance as provided to customers of the Company Account Data whenever any of the Primark Companies intends to institute a change in format, delivery mechanisms or medium for any of the Company Account Data that TWC or any of its Affiliates is receiving; and (ii) receive no less than once each calendar year, delivery of an electronic file containing a then current complete set of all Company Account Data.

SECTION 4.    Representations and Warranties.

4.1           Each of the parties represents and warrants that:

(a)            It is a corporation duly organized, validly existing and in good standing under the laws of the state of organization;

(b)            It has all requisite power and authority to enter into this Agreement; the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such party; and this Agreement has been duly and validly executed and delivered by such party and constitutes (assuming the due and valid execution and delivery of this Agreement by the other parties), the legal, valid and binding obligations of each party, enforceable against each party in accordance with its terms;

(c)          There is no litigation pending or, to the best knowledge of such party, threatened against such party which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of such party such that any of such party's obligations under this Agreement will be thereby impaired;

(d)          The execution, delivery and performance by such party of this Agreement will not result in a breach of any of the terms, provisions or conditions of any agreement to which such party is a party which has a reasonable likelihood of materially and adversely affecting such party's obligations under this Agreement;

(e)          There are no claims, either administrative or judicial, at law or in equity, pending or to the knowledge of such party, threatened against it which have a reasonable likelihood of having a material adverse effect on the ability of such party to perform its obligations under this Agreement; and

(f)           Except for contracts or agreements entered into in the ordinary course of business, there are no contracts or binding agreements that have a reasonable likelihood of affecting such party's performance of its obligations hereunder, whether currently in force or being negotiated, which have not been disclosed to the parties.

(g)         With regard to any data (including, without limitation, all Company Account Data, company account data, market indexes and company analyses) provided by one party to the other, the party providing the data has full right, title and interest in, and all licenses necessary to provide such data to the other party for the purposes described in this Agreement.

SECTION 5.  Miscellaneous.

5.1           Effectiveness. This Agreement shall become effective immediately as of the date first written above upon receipt by each party of duly executed counterparts of this Agreement from all of the other signatories hereto and receipt by TWC of the consideration set forth in the Purchase and Sale Agreement.

5.2           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to its conflicts of laws rules.

5.3           Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by certified mail in any such case directed or addressed to the respective addresses set forth below (iv) transmitted by facsimile, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of certified mail, upon receipt of the written signature card indicating acceptance by addressee; and (d) in the case of facsimile notices, the Business Day following the date on which electronic indication of receipt is received. Any party may change its address and facsimile number by written notice to the other parties given in accordance with this Section 5.3.

If to Primark	1000 Winter Street
Suite 4300
Waltham, MA 02451
ATTN: Joseph E. Kasputys, President

If to DI or DII	5161 River Road
Bethesda, MD 20816
ATTN: Steven Schneider, President

If to TWC	1000 Lafayette Boulevard
Bridgeport, CT 06443
Attn: Peter M. Donovan, President

5.4           Entire Agreement etc. This Agreement and those agreements listed on Exhibit B hereto shall constitute the entire agreement between the parties hereto relating to the ownership, rights and responsibilities of the parties hereto with regard to the Company Account Data and shall supersede all prior contracts, agreements and understandings between them relating to such matter. Except as expressly set forth in this Agreement, prior dealings between the parties shall be relevant to supplement or explain any term used in the Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived, amended or modified orally, but only by an instrument in writing executed by a duly authorized officer of the party against whom enforcement of any waiver, amendment or modification or by whom discharge is sought. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

5.5           Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

5.6           Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

5.7           Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the parties' expectations regarding this Agreement. Otherwise, the parties hereto agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

5.8            Arbitration, Governing Law. Any dispute or controversy as may arise out of or relating to this Agreement, including without limitation any question regarding its existence, validity or construction shall be submitted to arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), except that any such dispute or controversy shall be submitted to three arbitrators chosen by the parties. If the parties cannot agree on three arbitrators within 30 days of any party hereto submitting to the other parties a demand for arbitration then one arbitrator shall be chosen by TWC and one by the Primark Companies from the AAA panel of arbitrators and the third by the two arbitrators previously chosen. Such arbitration shall take place in New York City. The parties agree to observe faithfully this Agreement and such rules, and to abide by and perform any award rendered by the arbitrator, and that a judgment of any court having jurisdiction may be entered on the award. In any such arbitration, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts of law rule.

5.9            Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

5.10          Additional Documents and Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

5.11          No Third Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and their successors and permitted assigns and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

5.12          Survivability. The following Sections shall survive the expiration or other termination of this Agreement: 3.3(b), 3.8, 3.12, 3.13, 3.14, 3.17, 5.2, 5.8 and 5.9.

5.13          Limitation of Liability. (a) The Primark Companies shall not be liable for any loss or damage claimed to have resulted from the use of the Company Account Data or any other data covered by this Agreement, regardless of the form of action, except for direct loss or damage resulting from the Primark Companies' (i) gross negligence or (ii) breach of the terms of this Agreement regarding the provision of such Company Account Data or such other data. In no event shall the Primark Companies be liable for (a) any lost profits or punitive, special, indirect, incidental or consequential damages, (b) any claim that arose more than one (1) year prior to the commencement of suit therefor, or (c) any default or claim arising from Force Majeure provided however that as soon as the Force Majeure is eliminated, the Primark Companies' obligations under this Agreement shall resume immediately.

(b) TWC and its Affiliates shall hold harmless and indemnify the Primark Companies against any damages, expenses or losses incurred by the Primark Companies as a result of TWC's or its Affiliates use of the Company Account Data and/or the resources of the Primark Companies, provided that such damages, expenses or losses are not the result of the gross negligence of any of the Primark Companies. In no event shall TWC or its Affiliates be liable for (a) any punitive, special, indirect, incidental or consequential damages, or (b) any claim that arose more than one (1) year prior to the commencement of suit therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

PRIMARK CORPORATION (on behalf of itself and all of its Affiliates not otherwise named herein)

Exhibit A

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Web site and selected data copyright (current year) The Winthrop Corporation
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THE ANALYSES AND DATA ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND. THE WINTHROP CORPORATION, WRIGHT INVESTORS' SERVICE, INC. AND OTHER DATA PROVIDERS SPECIFICALLY EXCLUDE THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND DO NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE DATA IN TERMS OF ITS ACCURACY, RELIABILITY OR CURRENTNESS. THE WINTHROP CORPORATION, WRIGHT INVESTORS' SERVICE, INC. AND OTHER DATA PROVIDERS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGE (INCLUDING LOST PROFITS) ARISING OUT OF THE SUBSCRIBER'S USE OF OR INABILITY TO USE THE ANALYSES AND DATA. THE USER ASSUMES THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE ANALYSES AND DATA FOR INTERNAL USE ONLY. NO REDISTRIBUTION OF THE ANALYSES AND DATA OR ANY PART THEREOF IS PERMITTED.

[At Primark's request, TWC will change the copyright notice to reflect any change in, or addition to, the Primark affiliate(s) which are providing data for TWC distribution]